Lang Michener LLP Lawyers - Patent & Trade Mark Agents

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

EXHIBIT 23.4

CONSENT

We hereby consent to the reference to our firm under the headings “Material Canadian Income Tax Consequences” and “Legal Matters” in the Amendment No. 2 to Registration Statement on Form S-4 to be filed by AMG Oil Ltd. (the “Company”) with the Securities and Exchange Commission in connection with the continuation of the Company from Nevada to Canada pursuant to the Canada Business Corporations Act.

We hereby further consent to the inclusion of our legal opinion dated August 13, 2008 in the Amendment No. 2 to Form S-4.

August 13, 2008

per: /s/ Michael H. Taylor

Lang Michener LLP